UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 12, 2007
Date of Report (Date of earliest event reported)

ECOLOGY AND ENVIRONMENT, INC.
(Exact name of registrant as specified in its charter)

Commission File Number 1-9065

New York	16-0971022
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

368 Pleasant View Drive
Lancaster, New York	14086
(Address of principal executive offices)	(Zip code)

(716) 684-8060
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

Item 2.06 is incorporated herein by reference.

Item 2.06. Material Impairments

(a)
Due to a continuing deterioration in business and political conditions in Venezuela and the likelihood that, effective in June 2007, E & E’s Venezuelan subsidiary would no longer be able to compete for contracts with its primary client, the government owned oil company, the Company evaluated its investment in its Venezuelan subsidiary for possible impairment. The Company concluded that an impairment charge will be recognized in the fourth quarter of the fiscal year ended July 31, 2007 to reflect the estimated reduction in the value of the Company’s assets.

Further, the Company ultimately made a decision to close its subsidiary in Venezuela effective as soon as possible. This decision was made by the President of E & E Inc. on September 12, 2007. The cessation of business in Venezuela will result in termination benefits for employees and other charges. Termination costs will be estimated according to in-country regulations. A previously unrecognized foreign translation reserve will also be recognized.

(b)	The major costs expected to be incurred in connection with the cessation of operations in Venezuela are (before consideration of any income tax benefit):

Impairment charges -	$500,000 - $600,000
Termination benefits -	$0 - $100,000
Foreign translation losses -	$500,000 - $600,000

The total amount expected to be incurred in connection with the closing of the subsidiary is $1.0 million to $1.3 million.

(c)	The estimated charges that will result in future cash expenditures in connection with the closing are $100,000 - $200,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOLOGY AND ENVIRONMENT, INC.
Date:	September 18, 2007	/s/ Ronald L. Frank
Ronald L. Frank Executive Vice President, Secretary, Treasurer and Chief Financial Officer - Principal Financial Officer